Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2006 OPERATING RESULTS

Uncasville, Connecticut, November 28, 2006 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter and fiscal year ended September 30, 2006.

Highlights and results for the quarter ended September 30, 2006 were as follows:

•	Record fourth quarter gaming revenues of $342.3 million, a 6.9% increase over the corresponding period in the prior year

•	Gross slot revenues of $244.4 million, a 5.6% increase over the corresponding period in the prior year

•	Table games revenues of $96.1 million, a 12.4% increase over the corresponding period in the prior year

•	Non-gaming revenues of $74.1 million, a 2.8% increase over the corresponding period in the prior year

•	Income from operations of $43.8 million, a $91.6 million increase over loss from operations of $47.8 million in the corresponding period in the prior year

•	Net income of $38.9 million, a $116.3 million increase over a net loss of $77.4 million in the corresponding period in the prior year

•	Record fourth quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $107.4 million, an 8.4% increase over the corresponding period in the prior year

•	Granted a Conditional Category One Slot Machine License from the Pennsylvania Gaming Control Board on September 27, 2006 to Downs Racing, L.P. for the operation of slot machines at Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania

•	The Mohegan Sun Arena placed tenth in the Pollstar Top 100 Arena Venues report for the highest number of tickets sold in the world from January 2006 to September 2006

Results for the fiscal year ended September 30, 2006 were as follows:

•	Record gaming revenues of $1.28 billion, a 6.7% increase over the prior fiscal year

•	Gross slot revenues of $905.0 million, a 5.1% increase over the prior fiscal year

•	Table games revenues of $366.2 million, a 9.6% increase over the prior fiscal year

•	Non-gaming revenues of $268.6 million, a 5.5% increase over the prior fiscal year

•	Income from operations of $249.4 million, a $110.0 million increase over the prior fiscal year

•	Net income of $154.9 million, a $131.2 million increase over the prior fiscal year

•	Record Adjusted EBITDA, a non-GAAP measure more fully described below, of $382.5 million, an 8.5% increase over the prior fiscal year

Fourth Quarter Operating Results

Adjusted EBITDA for the quarter ended September 30, 2006 increased by $8.4 million, or 8.4%, to $107.4 million compared to $99.0 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended September 30, 2006 was 28.1% compared to a 27.7% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin for the quarter ended September 30, 2006 was attributable primarily to the increase in the Adjusted EBITDA margin for Mohegan Sun, as described below.

Net income (loss) for the quarter ended September 30, 2006 is $38.9 million, a $116.3 million increase over a net loss of $77.4 million for the same period in the prior year. The increase in net income is due primarily to a $92.7 million increase in income from operations at Mohegan Sun as described below and a $24.7 million gain recorded in connection with the amendment of the agreement by which the Authority acquired Pocono Downs. Pursuant to the amendment, in exchange for its agreement to modify certain provisions of the purchase agreement, including the elimination of its post-closing termination rights, the Authority will receive an aggregate refund of $30.0 million of the original purchase price for the Pocono Downs entities, payable in five annual installments of $7.0 million, $7.0 million, $6.5 million, $6.0 million and $3.5 million. The installments are payable upon each of the first five anniversaries of the opening date of slot machine operations at Mohegan Sun at Pocono Downs. The gain recorded in the fourth quarter of fiscal 2006 represents the present value of the payment stream for these installments.

Speaking for the Authority’s Management Board, Chairman Bruce S. Bozsum said, “The results of the fourth quarter were outstanding and capped a truly remarkable year. Congratulations to our 9,500 employees for continuing to make the Authority a successful organization and Mohegan Sun a first class entertainment facility.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended September 30, 2006 increased by $8.9 million, or 8.8%, to $109.6 million compared to $100.7 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended September 30, 2006 was 29.3% compared to 29.0% for the same period in the prior year. The Adjusted EBITDA margin increase is attributable to an increase in table games revenues, combined with efficiencies achieved from labor utilization improvements and reduced promotional allowances for the quarter ended September 30, 2006.

Net revenues for the quarter ended September 30, 2006 increased by $26.4 million, or 7.6%, to $374.0 million from $347.6 million for the same period in the prior year. This increase is attributable primarily to a 7.2% growth in gaming revenues at Mohegan Sun and a 4.8% decrease in promotional allowances, as a result of changes in promotional programs offered to our casino patrons.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended September 30, 2006 increased by $13.0 million, or 5.6%, to $244.4 million from $231.4 million for the same period in the prior year. The State of Connecticut reported total slot revenues of $460.8 million and $454.5 million for the quarters ended September 30, 2006 and 2005, respectively, representing an increase of 1.4%. Mohegan Sun increased its slot market share to 53.0% of the Connecticut market for the quarter ended September 30, 2006 versus 50.9% in the quarter ended September 30, 2005. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended September 30, 2006 was 8.6% compared to 8.4% for the same period in the prior year. Gross slot win per unit per day was $429 and $405 for the quarters ended September 30, 2006 and 2005, respectively.

Table games revenues for the quarter ended September 30, 2006 increased by $10.6 million, or 12.4%, to $96.1 million from $85.5 million for the same period in the prior year. Contributing to the growth in our table games revenues was the strong utilization of the private high table games suite that opened in the Sky hotel in June 2006. Table games hold percentage, or table games revenues divided by table games drop, was 16.4% and 15.2% for the quarters ended September 30, 2006 and 2005, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,427 and $3,079 for the quarters ended September 30, 2006 and 2005, respectively.

Food and beverage revenues increased by $435,000, or 1.8%, to $25.1 million for the quarter ended September 30, 2006 from $24.6 million for the same period in the prior year. The increase in revenues is attributable primarily to an increase in beverage revenues from the Mohegan Sun Arena events discussed below, partially offset by a decrease in food revenues. The decrease in food revenues resulted from the closure of the Rising Moon food court in the Casino of the Sky for renovations in January 2006. This food court space previously operated by Mohegan Sun was reopened in August 2006 as Geno Auriemma’s Fast Break, a new quick-serve tenant outlet.

Hotel revenues of $13.8 million for the quarter ended September 30, 2006 were comparable to revenues for the same period in the prior year of $13.7 million. Hotel occupancy decreased to 96.3% for the quarter ended September 30, 2006 compared to 97.7% for the quarter ended September 30, 2005. The average daily room rate, or ADR, increased to $125 for the quarter ended September 30, 2006 compared to $122 for the quarter ended September 30, 2005. Revenue per Available Room, or REVPAR, of $120 for the quarter ended September 30, 2006 was comparable to REVPAR of $119 for the same period in the prior year.

Retail, entertainment and other revenues increased by $1.7 million, or 5.2%, to $34.2 million for the quarter ended September 30, 2006 from $32.5 million for the same period in the prior year. The increase is primarily attributable to a $4.8 million, or 50.3%, increase in entertainment revenues due to a 15.0% increase in Mohegan Sun Arena events and a 51.5% increase in Arena ticket sales attributable to an increased number of headliner shows at the Mohegan Sun Arena. Retail revenues decreased by $2.9 million, or 17.4%, related to changes in promotional coupon programs offered to Mohegan Sun Player’s Club members.

Income (loss) from operations for the quarter ended September 30, 2006 is $48.6 million compared to a loss from operations of $44.1 million for the quarter ended September 30, 2005. The increase of $92.7 million is attributable primarily to a decrease in the non-cash relinquishment liability reassessment charge, as more fully described below, which had the effect of substantially decreasing operating expenses. The relinquishment liability reassessment charge was $39.4 million for the quarter ended September 30, 2006 versus $123.6 million for the quarter ended September 30, 2005.

The Authority reassesses the relinquishment liability at least annually in conjunction with the Authority’s budgeting process or upon an event which, in the Authority’s estimation, would materially increase or decrease projected revenues over the relinquishment period. In October 2006, the Management Board of the Authority approved an expansion of Mohegan Sun referred to as “Project Horizon.” As a result of this decision and a review of potential competition in the Northeast gaming market impacting future Mohegan Sun revenues, the Authority concluded that projected revenues from Mohegan Sun subject to the relinquishment agreement over the remaining period of the agreement, which expires on December 31, 2014, would increase by approximately $878.2 million, thereby increasing the related relinquishment liability, causing the Authority to record a non-cash relinquishment liability charge of $39.4 million for the quarter ended September 30, 2006.

“Results for the fourth quarter were excellent,” said Jeffrey E. Hartmann, Chief Operating Officer of the Authority and Mohegan Sun. “We continued to experience strong growth in our gaming revenues and are extremely pleased with the results of our table games play.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended September 30, 2006 decreased by $630,000 to $788,000 compared to $1.4 million for the same period in the prior year. The decrease is attributable primarily to the decrease in net revenues discussed below. The Adjusted EBITDA margin for the quarter ended September 30, 2006 was 9.1% compared to 15.1% for the same period in the prior year.

Net revenues for the quarter ended September 30, 2006 decreased by $662,000, or 7.1%, to $8.7 million from $9.4 million for the same period in the prior year. The decrease in net revenues is due to a $516,000 decrease in racing revenues and a $152,000 decrease in food and beverage revenues, both attributable to a reduction in patron visitation for live harness racing because of a change from night to day racing. The racing schedule was changed in anticipation of the opening of the new slot machine facility.

Loss from operations for the quarter ended September 30, 2006 increased by $1.2 million to $1.7 million compared to $458,000 for the same period in the prior year. The loss from operations for the quarter ended September 30, 2006 includes $1.7 million in pre-opening costs and expenses related to the development of Phase I of the Pocono Downs slot machine facility.

Fiscal Year 2006 Operating Results

Net income for the fiscal year ended September 30, 2006 increased by $131.2 million to $154.9 million from $23.7 million for the prior fiscal year. The increase in net income is due primarily to a $116.5 million increase in income from operations at Mohegan Sun and the $24.7 million non-operating net gain related to the amended Pocono Downs purchase agreement.

Adjusted EBITDA for the fiscal year ended September 30, 2006 increased by $30.1 million, or 8.5%, to $382.5 million compared to $352.4 million for the prior fiscal year. The Adjusted EBITDA margin for the fiscal year ended September 30, 2006 was 26.8% compared to a 26.5% Adjusted EBITDA margin for the prior fiscal year. The increase in the Adjusted EBITDA margin for the fiscal ended September 30, 2006 was attributable primarily to the increase in the Adjusted EBITDA margin for Mohegan Sun, partially offset by the substantial decrease in the Adjusted EBITDA margin for Pocono Downs.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the fiscal year ended September 30, 2006 increased by $31.8 million, or 8.8%, to $392.2 million compared to $360.4 million for the prior fiscal year. The Adjusted EBITDA margin at Mohegan Sun for the fiscal year ended September 30, 2006 was 28.2% compared to a 27.6% Adjusted EBITDA margin for the prior fiscal year. The Adjusted EBITDA margin increase is attributable principally to the increase in gaming revenues, combined with efficiencies achieved in workforce management during fiscal 2006.

Net revenues for the fiscal year ended September 30, 2006 increased by $87.3 million, or 6.7%, to $1.39 billion from $1.31 billion for the prior fiscal year. This increase is primarily the result of a 6.2% increase in gaming revenues and a 5.3% increase in non-gaming revenues at Mohegan Sun.

Gross slot revenues for the fiscal year ended September 30, 2006 increased by $44.1 million, or 5.1%, to $905.0 million from $860.9 million for the prior fiscal year. The State of Connecticut reported total slot revenues of $1.72 billion and $1.68 billion for the fiscal years ended September 30, 2006 and 2005, respectively, representing an increase of 2.3%. Mohegan Sun increased its slot market share to 52.7% of the Connecticut market for the fiscal year ended September 30, 2006 versus 51.3% for the fiscal year ended September 30, 2005. Gross slot hold percentage for the fiscal year ended September 30, 2006 was 8.6% compared to 8.5% for the prior fiscal year. Gross slot win per unit per day was $400 and $379 for the fiscal years ended September 30, 2006 and 2005, respectively.

Table games revenues for the fiscal year ended September 30, 2006 increased by $32.0 million, or 9.6%, to $366.2 million from $334.2 million for the prior fiscal year. The new private high limit table games suite contributed $11.7 million to table games revenues in fiscal 2006. Table games hold percentage was 15.9% and 16.0% for the fiscal years ended September 30, 2006 and 2005, respectively. Table games revenue per unit per day was $3,341 for the fiscal year ended September 30, 2006 compared to $3,114 for the fiscal year ended September 30, 2005.

Food and beverage revenues increased by $3.4 million, or 3.8%, to $93.7 million for the fiscal year ended September 30, 2006 from $90.3 million for the prior fiscal year. The increase is attributable primarily to a $2.7 million increase in beverage revenues, due to the increase in the number of events and ticket sales at the Mohegan Sun Arena in fiscal 2006.

Hotel revenues increased by $760,000, or 1.5%, to $50.8 million for the fiscal year ended September 30, 2006 from $50.1 million for the prior fiscal year. Hotel occupancy increased slightly to 93.3% for the fiscal year ended September 30, 2006 compared to 92.9% for the fiscal year ended September 30, 2005. The increase in hotel revenues is attributable to the increase in hotel occupancy in addition to the increase in the average daily room rate to $120 for the fiscal year ended September 30, 2006 compared to $118 for the prior fiscal year. RevPAR increased to $112 for the fiscal year ended September 30, 2006 compared to $110 for the fiscal year ended September 30, 2005.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2006 increased by $9.1 million, or 8.2%, to $120.3 million from $111.2 million for the prior fiscal year. The increase is primarily attributable to a $16.1 million, or 52.8%, increase in entertainment revenues due to a greater number of events, a 30.6% increase in ticket sales and a 21.6% increase in average ticket price due to an increased number of headliner shows at the Mohegan Sun Arena. Retail revenues decreased by $6.4 million, or 10.7%, due to changes in promotions offered to Mohegan Sun Player’s Club members.

Income from operations for the fiscal year ended September 30, 2006 increased by $116.5 million, or 77.2%, to $267.4 million from $150.9 million for the prior fiscal year. This increase is attributable to the increase in Adjusted EBITDA noted above and a decrease in the non-cash relinquishment liability reassessment charge previously discussed, which had the effect of substantially decreasing operating expenses. The relinquishment liability reassessment charge was $39.4 million for the fiscal year ended September 30, 2006 versus $123.6 million for the fiscal year ended September 30, 2005.

“The financial results of the fiscal year for Mohegan Sun are truly exceptional, “ said Mitchell Etess, President and Chief Executive Officer of Mohegan Sun and the Authority. “This success is clearly indicative of the outstanding service to our customers from each and every one of our employees.”

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the fiscal year ended September 30, 2006 decreased by $2.5 million to $441,000 compared to $2.9 million for the prior fiscal year. The decrease is primarily attributable to an increase in labor and other operating expenses in preparation for the opening of the Phase I slot machine gaming facility in early fiscal 2007. The Adjusted EBITDA margin for the fiscal year ended September 30, 2006 was 1.3% compared to 11.4% for the prior fiscal year.

Racing revenues for the fiscal year ended September 30, 2006 increased by $6.8 million, or 30.1%, to $29.7 million from $22.9 million for the prior fiscal year. The increase in racing revenues is due to a full year of operations for the fiscal year ended September 30, 2006. The fiscal year ended September 30, 2005 included only racing revenues from January 25, 2005 (the date of acquisition of the facility) to the end of that fiscal year.

Net revenues for the fiscal year ended September 30, 2006 increased by $7.6 million, or 29.1%, to $33.5 million from $25.9 million for the prior fiscal year. This increase is the result of a full year of operations as discussed above.

Loss from operations for the fiscal year ended September 30, 2006 increased by $7.3 million to $7.4 million compared to $67,000 for the prior fiscal year. The loss from operations for the fiscal year ended September 30, 2006 includes $5.1 million in pre-opening costs and expenses directly related to the development of the Phase I slot machine facility previously described.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Mohegan Sun	$373,985	$347,642	$109,616	$100,662
Pocono Downs	8,705	9,367	788	1,418
Corporate	—	—	(3,054)	(3,073)

Total	$382,690	$357,009	$107,350	$99,007

(in thousands, unaudited)	Net Revenues For the Year Ended		Adjusted EBITDA For the Year Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Mohegan Sun	$1,392,958	$1,305,686	$392,216	$360,445
Pocono Downs (1)	33,456	25,919	441	2,943
Corporate	—	—	(10,139)	(10,951)

Total	$1,426,414	$1,331,605	$382,518	$352,437

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of September 30, 2006, the Authority held cash and cash equivalents of $75.2 million, an increase of $2.8 million from $72.4 million as of September 30, 2005. As of September 30, 2006, there were no outstanding draws under the Authority’s $450.0 million bank credit facility revolving loan. In December 2005, the Authority received the requisite consent from its lenders to amend the bank credit facility to permit the Authority to increase the maximum amount available under letters of credit to $60.0 million, enabling the Authority to establish the $50.0 million letter of credit as required by the Pennsylvania Gaming Control Board. This letter of credit was terminated upon the payment of the $50.0 million slot license fee in October 2006. Taking into effect this and other letters of credit, which reduced borrowing availability under the bank credit facility, the Authority had approximately $399.3 million of available borrowing under the bank credit facility as of September 30, 2006. The Authority’s total debt was approximately $1.23 billion as of September 30, 2006.

Interest expense increased by $2.9 million to $90.9 million for the fiscal year ended September 30, 2006 as compared to $88.0 million for the prior fiscal year due to increases in weighted average outstanding debt and weighted average interest rate, and partially offset by the capitalization of $1.2 million in interest costs during the construction phase at Pocono Downs. The weighted average outstanding debt was $1.25 billion for the fiscal year ended September 30, 2006 versus $1.21 billion for the fiscal year ended September 30, 2005. The increase in weighted average outstanding debt was due to the Authority having a full year of outstanding debt in fiscal 2006 related to the acquisition of Pocono Downs and the five off track wagering (OTW) facilities in January 2005 for approximately $280.0 million. The weighted average interest rate was 7.4% for the fiscal year ended September 30, 2006 compared to 7.3% for the same period in the prior year.

Capital expenditures totaled $101.9 million for the fiscal year ended September 30, 2006 versus $51.0 million for the prior fiscal year, comprised primarily of Pocono Downs construction expenditures of $44.3 million and maintenance capital expenditures at Mohegan Sun of $44.3 million. Capital expenditures for the Corporate segment were $13.1 million for the fiscal year ended September 30, 2006 which primarily includes the purchase of land, exclusive of prior deposits by Salishan-Mohegan LLC, a limited liability company formed in the State of Washington, of which 49% is currently owned by the Authority. The land is expected to be used as the site of a casino development by the Cowlitz Indian Tribe (the “Cowlitz Project”).

Total capital spending for fiscal year 2007 at Mohegan Sun, exclusive of the Project Horizon expansion described below, is budgeted to be $75.1 million. Maintenance capital expenditures at Mohegan Sun are anticipated to be approximately $45.1 million for the purchase of information system security technology, AS/400 server replacements, surveillance technology improvements, slot machines, table games tracking and rating software and back up power improvements. An additional $30.0 million is also expected to be expended in the Casinos of the Earth and Sky to add new slot machines replacing certain cage and cashiering stations that are no longer needed due to changes in redemption technology, for conversion of the Cabaret lounge into a semi-private gaming area scheduled to be completed in February 2007 and a complete renovation of all 1,175 rooms in the Sky hotel scheduled to be completed by June 2007.

In November 2006, the Authority formed a wholly-owned restricted subsidiary, Mohegan Golf LLC, or Mohegan Golf, to purchase, own and operate a golf course in southeast Connecticut. On November 21, 2006, Mohegan Golf entered into an agreement to purchase assets owned by Pautipaug Country Club, Incorporated, including a golf course and related facilities on land located in Sprague and Franklin, Connecticut. The property deed and $4.4 million purchase amount, less certain agreed-to closing adjustments, will be held in escrow until certain conditions are met by the seller.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $68.0 million for the 2007 fiscal year, comprised primarily of approximately $28.0 million and $38.0 million in development costs to complete the Phase I slot machine facility and to begin construction on the Phase II facility discussed below, respectively. A one-time slot machine license fee of $50.0 million was also paid to the Pennsylvania Gaming Control Board in October 2006.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $88.9 million and $67.5 million for the fiscal years ended September 30, 2006 and 2005, respectively. Distributions to the Tribe are anticipated to total approximately $75.0 million for fiscal year 2007.

Project Horizon

On November 16, 2006, the Authority announced its plans for an estimated $740.0 million expansion at Mohegan Sun named Project Horizon. This expansion will include a new 1,000-room hotel, expected to feature a unique House of Blues experience, including 300 House of Blues-themed hotel rooms, which will be owned and operated by Mohegan Sun. The hotel will open in two phases – the 700 Mohegan Sun rooms are expected to open in the spring of 2010, and the 300 House of Blues rooms are expected to open in the summer of 2010.

Connecting the new hotel tower to the Sky hotel at Mohegan Sun as well as the winter section of the Casino of the Earth will be a total of 115,000 square feet of new retail and restaurant space, including a new Japanese restaurant, an American contemporary restaurant and a new family-style Italian restaurant. The new retail and restaurant area also will be complimented by approximately 40,000 square feet of new retail space and a 30,000-square-foot adult recreation lounge featuring bowling and billiards. This expansion also will include a new 1,500 capacity House of Blues Music Hall and a new 300-seat casual dining House of Blues restaurant. All of these components are slated to open in the fall of 2009.

Project Horizon also will include the expansion of amenities offered to the Asian clientele at Mohegan Sun, including a new 5,000-square-foot bus lobby, a 4,000-square-foot “Hong Kong” Street food outlet and 12,000-square-feet of gaming space offering 46 table games such as Baccarat, Sic Bo and Pai Gow Poker. This new Asian gaming area in the Casino of the Earth is scheduled to open in the summer of 2007.

A new Casino of the Wind also will be developed and located adjacent to the Casino of the Sky. This new area will include 42,000 square feet of gaming space with over 900 slot machines, 10 table games and a specially-themed House of Blues poker room with 45 tables (operated by Mohegan Sun), as well as over 20,000-square-feet of new dining and retail amenities. The Casino of the Wind is expected to open in the spring of 2008.

With significant construction set to begin in the summer of 2007, Project Horizon is expected to add more than 1.4 million square feet to Mohegan Sun. The total number of slot machines at Mohegan Sun is projected to increase to approximately 7,600 units, complemented by approximately 385 table games. Project costs are estimated to be incurred as follows: Fiscal Year 2007 $134.0 million, Fiscal Year 2008 $269.0 million, Fiscal Year 2009 $242.0 million and Fiscal Year 2010 $95.0 million.

“We’re thrilled to unveil the next phase of our evolution,” said Bruce Bozsum, Chairman of the Management Board of the Authority. “The future of the Mohegan Tribe and Mohegan Sun shines bright, as we continue to develop as an overall entertainment destination and position Mohegan Sun as an industry leader. Our Project Horizon will further expand upon our cultural heritage and traditions to offer our customers a spectacular, one-of-a-kind experience in the Northeast.”

Mohegan Sun at Pocono Downs

Mohegan Sun at Pocono Downs was the first to offer slot machine gaming in the Commonwealth of Pennsylvania when the Phase I gaming and entertainment facility opened to the public on November 14, 2006. The total cost for development of the Phase I facility is expected to be approximately $72.6 million, which does not include the $50.0 million one-time slot machine license fee paid to the Pennsylvania Gaming Control Board in October 2006. The two-level casino includes 90,000 square feet of gaming space, operates 24 hours a day, seven days a week and houses almost 1,100 new slot machines with denominations ranging from one cent to $25. The facility also offers a casino bar and food court located on the main level with future plans for a patio restaurant.

A Phase II gaming and entertainment facility at Mohegan Sun at Pocono Downs is planned for development on land adjacent to the existing gaming location. When completed, the facility is anticipated to include approximately 2,500 slot machines, a variety of restaurants, a 300 seat buffet, an expanded food court, retail shopping, nightlife venues, additional parking and bus amenities. Construction is expected to commence in 2007 with a grand opening planned for mid-2008. Development of the Phase II facility is anticipated to cost between $140.0 million and $150.0 million.

Since opening on November 14 through November 26, Mohegan Sun at Pocono Downs realized slot win of $7.3 million, or slot win per unit per day of $515. Management expects slot win per unit per day of $325 for the fiscal year ended September 30, 2007.

Robert Soper, President and Chief Executive Officer of Mohegan Sun at Pocono Downs, said, “I am very pleased with the grand opening on November 14th and that business levels for the first two weeks of operation were higher that anticipated.”

Capital Resources

The Authority plans to finance Project Horizon and Phase II at Pocono Downs through a new $1.0 billion revolving credit facility from a syndicate of financial institutions and commercial banks. The new facility will replace our current $450.0 million credit facility and is expected to close in December 2006.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to the Project Horizon expansion and in Pocono Downs related to the further development of a Phase II slot machine facility are anticipated to be funded through the new bank credit facility and additional borrowings, as necessary.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year 2006 operating results on Tuesday, November 28, 2006 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 9279473

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing approximately two hours after the call’s completion on Tuesday, November 28, 2006. This replay will run through December 12, 2006.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 9279473

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, also a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and the approximately 1,200-room luxury Sky hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York,

New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Fiscal Year Ended September 30, 2006	For the Fiscal Year Ended September 30, 2005
Revenues:
Gaming	$342,255	$320,279	$1,282,768	$1,202,196
Food and beverage	25,652	25,368	96,046	92,180
Hotel	13,756	13,728	50,818	50,058
Retail, entertainment and other	34,645	32,941	121,699	112,319

Gross revenues	416,308	392,316	1,551,331	1,456,753
Less - Promotional allowances	(33,618)	(35,307)	(124,917)	(125,148)

Net revenues	382,690	357,009	1,426,414	1,331,605

Operating costs and expenses:
Gaming	190,101	182,045	722,206	684,640
Food and beverage	12,505	12,410	49,710	45,216
Hotel	4,095	4,334	16,883	16,114
Retail, entertainment and other	14,126	11,195	43,370	35,442
Advertising, general and administrative	51,460	44,945	201,589	186,805
Corporate expenses	3,140	3,155	10,558	11,465
Pre-opening costs and expenses	1,721	1,257	5,130	1,257
Depreciation and amortization	22,383	21,801	88,182	87,678
Relinquishment liability reassessment	39,407	123,624	39,407	123,624

Total operating costs and expenses	338,938	404,766	1,177,035	1,192,241

Income (loss) from operations	43,752	(47,757)	249,379	139,364

Other income (expense):
Accretion of discount to the relinquishment liability	(7,677)	(6,866)	(30,707)	(27,466)
Interest income	779	257	2,245	673
Interest expense, net of capitalized interest	(22,622)	(23,136)	(90,928)	(88,011)
Loss on early extinguishment of debt	—	—	—	(280)
Other income (expense), net	24,585	13	24,508	(1,127)

Total other expense	(4,935)	(29,732)	(94,882)	(116,211)

Income (loss) before minority interest	38,817	(77,489)	154,497	23,153
Minority interest	87	82	420	514

Net income (loss)	$38,904	$(77,407)	$154,917	$23,667

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Operating Results:
Gross revenues	$416,308	$392,316	$1,551,331	$1,456,753
Net revenues	382,690	357,009	1,426,414	1,331,605
Income (loss) from operations	43,752	(47,757)	249,379	139,364
Net income (loss)	38,904	(77,407)	154,917	23,667

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$107,350	$99,007	$382,518	$352,437
Adjusted EBITDA margin	28.1%	27.7%	26.8%	26.5%

Capital expenditures	$16,074	$15,481	$101,882	$50,991
Cash interest paid	32,204	33,479	91,305	80,882

Balance Sheet Data:
Cash and cash equivalents	$75,246	$72,425	$75,246	$72,425
Total debt	1,229,354	1,243,880	1,229,354	1,243,880
MOHEGAN SUN SUPPLEMENTAL DATA - OPERATING STATISTICS (unaudited)
	For the Three Months Ended		For the Fiscal Year Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Adjusted EBITDA:
Adjusted EBITDA	$109,616	$100,662	$392,216	$360,445
Adjusted EBITDA margin	29.3%	29.0%	28.2%	27.6%

Capital expenditures	$7,449	$12,432	$44,337	$45,367

Win Per Unit Per Day:
Slot machines (gross)	$429	$405	$400	$379
Table games	3,427	3,079	3,341	3,114

Hold Percentage:
Slot machines (gross)	8.6%	8.4%	8.6%	8.5%
Table games	16.4%	15.2%	15.9%	16.0%

Slot Market Share:
Slot handle market share	53.8%	51.5%	53.2%	51.4%
Slot win market share	53.0%	50.9%	52.7%	51.3%
Slot handle efficiency	116.5%	113.3%	113.6%	112.5%
Slot win efficiency	114.8%	111.9%	112.5%	112.2%

Hotel Statistics:
Hotel occupancy %	96%	98%	93%	93%
Average Daily Rate (ADR)	$125	$122	$120	$118
Revenue Per Avaliable Room (REVPAR)	$120	$119	$112	$110

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005 (1)
Adjusted EBITDA:
Adjusted EBITDA	$788	$1,418	$441	$2,943
Adjusted EBITDA margin	9.1%	15.1%	1.3%	11.4%

Capital expenditures	$8,625	$3,049	$44,448	$5,148
Capitalized interest	269	21	1,181	21

(1)	Acquired January 25, 2005

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Three Months Ended		For the Fiscal Year Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$107,350	$99,007	$382,518	$352,437
Pre-opening costs and expenses	(1,721)	(1,257)	(5,130)	(1,257)
Depreciation and amortization	(22,383)	(21,801)	(88,182)	(87,678)
Relinquishment liability reassessment	(39,407)	(123,624)	(39,407)	(123,624)
Minority interest	(87)	(82)	(420)	(514)

Income (loss) from operations	43,752	(47,757)	249,379	139,364

Accretion of discount to the relinquishment liability	(7,677)	(6,866)	(30,707)	(27,466)
Interest income	779	257	2,245	673
Interest expense, net of capitalized interest	(22,622)	(23,136)	(90,928)	(88,011)
Loss on early extinguishment of debt	—	—	—	(280)
Other income (expense), net	24,585	13	24,508	(1,127)
Minority interest	87	82	420	514

Net income (loss)	$38,904	$(77,407)	$154,917	$23,667

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Three Months Ended September 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$48,581	$—	$39,407	$21,628	$—	$109,616
Pocono Downs	(1,668)	1,721	—	735	—	788
Corporate	(3,161)	—	—	20	87	(3,054)

Total	$43,752	$1,721	$39,407	$22,383	$87	$107,350

	For the Three Months Ended September 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$(44,126)	$—	$123,624	$21,164	$—	$100,662
Pocono Downs	(458)	1,257	—	619	—	1,418
Corporate	(3,173)	—	—	18	82	(3,073)

Total	$(47,757)	$1,257	$123,624	$21,801	$82	$99,007

	For the Fiscal Year Ended September 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$267,415	$—	$39,407	$85,394	$—	$392,216
Pocono Downs	(7,400)	5,130	—	2,711	—	441
Corporate	(10,636)	—	—	77	420	(10,139)

Total	$249,379	$5,130	$39,407	$88,182	$420	$382,518

	For the Fiscal Year Ended September 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$150,914	$—	$123,624	$85,907	$—	$360,445
Pocono Downs (1)	(67)	1,257	—	1,753	—	2,943
Corporate	(11,483)	—	—	18	514	(10,951)

Total	$139,364	$1,257	$123,624	$87,678	$514	$352,437

(1)	Acquired January 25, 2005

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, reassessment and accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.